SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------



                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: August 4, 2003
                        (Date of earliest event reported)



                         PRINCIPAL FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      Delaware                       1-16725                      42-1520346
(State or other jurisdiction    Commission file number        (I.R.S. Employer
  of incorporation)                                       Identification Number)


                     711 High Street, Des Moines, Iowa 50392
                    (Address of principal executive offices)


              (Registrant's telephone number, including area code)
                                 (515) 247-5111

                               ------------------

ITEM 7.  EXHIBITS

99.1    Second Quarter 2003 Earnings Release

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 4, 2003, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended June 30, 2003. The text of the announcement is included herewith as Exhibit 99.1.




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PRINCIPAL FINANCIAL GROUP, INC.


                              By:       /S/ MICHAEL H. GERSIE
                                        ----------------------------------------
                                        Name:  Michael H. Gersie
                                        Title: Executive Vice President and
                                               Chief Financial Officer



Date:  August 4, 2003

                                                                    Exhibit 99.1

RELEASE: On receipt              August 4, 2003
MEDIA CONTACTS:                  Tina Marchetti, 515-248-0065,
                                 MARCHETTI.TINA@PRINCIPAL.COM
                                 Jeff Rader, 515-247-7883,
                                 RADER.JEFF@PRINCIPAL.COM

INVESTOR RELATIONS CONTACT:      TOM GRAF, 515-235-9500,
                                 INVESTOR-RELATIONS@PRINCIPAL.COM


         PRINCIPAL FINANCIAL GROUP, INC. REPORTS SECOND QUARTER RESULTS

Des Moines, IA (August 4, 2003) -- Principal Financial Group, Inc. (NYSE: PFG) today announced quarterly net income for the three months ended June 30, 2003, of $202.2 million, or $0.62 per diluted share compared to net income of $120.2 million, or $0.34 per diluted share for the three months ended June 30, 2002. The company reported record operating earnings of $217.9 million for second quarter 2003, up 17 percent compared to $186.5 million for second quarter 2002. Operating earnings per diluted share for second quarter 2003 increased 29 percent to a record $0.67 compared to $0.52 for the same period in 2002. Operating revenues for second quarter 2003 were $2,430.1 million, down $0.1 million compared to the same period last year.1

"The Principal had another outstanding quarter, as we continue to build a track record of solid and dependable growth," said J. Barry Griswell, chairman, president and chief executive officer. "Earnings per share improved 29 percent, driven by record operating earnings of $217.9 million. Mortgage banking was a key growth driver, but our three other operating segments - U.S. Asset Management and Accumulation, International Asset Management and Accumulation, and Life and Health Insurance - each delivered record earnings.

"Reflecting healthy retirement sales over the past several quarters, coupled with excellent retention, total company assets under management reached a record $128 billion. Pension account values also reached record levels, up 14 percent from a year ago to nearly $71 billion," said Griswell. "While the S&P 500 improved significantly during the second quarter, gains only partially offset declines over the three prior quarters. The S&P daily average was actually still down 12 percent compared to second quarter 2002. So importantly, we achieved this growth despite the lingering effect of previous equity market declines.

"Sales of pension full service accumulation, our key retirement product, were very solid -- $928 million during the quarter, and up more than $1 billion year-to-date," said Griswell. "While second quarter sales were down from recent quarters, this reflects our aggressive first quarter efforts to close out KeyCorp cases, which reduced our sales pipeline activities. Importantly, our recent pipeline building activities have strengthened, and the pipeline for the remainder of the year is strong.

"We again added to our portfolio of customer-driven retirement solutions, including our launch of The Principal Rollover Choice IRA, which was designed to simplify IRA rollovers for retirees and job changers," said Griswell. "Our efforts, and strong customer commitment continue to be recognized in the marketplace - during the quarter we won Defined Contribution News' "Bundled Provider of the Year" for our support of the American worker and the small-and medium sized retirement plan sponsor, and we received the 2003 Insurance Innovators award for use of the internet to improve customer relations."

Assets under management were $128.0 billion as of June 30, 2003, an increase of $11.7 billion, or 10 percent, compared to March 31, 2003, and an increase of $8.4 billion, or 7 percent, compared to June 30, 2002. (The sale of substantially all of BT Financial Group closed in the fourth quarter of 2002. Therefore, BT's assets under management are included for the period ending June 30, 2002. Excluding BT, assets under management increased $24.0 billion, or 23 percent, compared to June 30, 2002.)

For the six months ended June 30, 2003:

o Net income increased to $357.9 million, or $1.09 per diluted share, compared to $85.3 million, or $0.24 per diluted share, during the same period a year ago. Net income for the six months ended June 30, 2002, includes an after-tax goodwill write-down of $280.9 million ($255.4 million related to BT Financial Group).

o Operating earnings increased 16 percent to $428.4 million, compared to $369.0 million in the year earlier period.

o Operating earnings per share increased 26 percent to $1.30 per diluted share compared to $1.03 per diluted share in the year earlier period.

o Operating revenues increased 5 percent to $4,809.0 million from $4,565.9 million during the same period a year ago.

                               SEGMENT HIGHLIGHTS

U.S. ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for second quarter 2003 were a record $108.2 million, compared to $102.1 million for the same period in 2002. The improvement was driven by record operating earnings in the pension business of $83.9 million, a

7 percent increase compared to the same period a year ago. Reflecting strong sales over the past several quarters, and excellent retention, the asset accumulation businesses achieved net cash flows of $1.6 billion during the second quarter, compared to $1.0 billion in the year earlier period.

Operating revenues for the second quarter decreased to $869.0 million compared to $1,135.7 million for the same period in 2002. This decrease was the result of lower sales of single premium group annuities. The single premium product, which is typically used to fund defined benefit plan terminations, can generate large premiums from a few customers and therefore tends to vary from period to period. Excluding this product, revenues for the segment increased 7 percent.
Segment assets under management continued to increase, reaching $107.6 billion as of June 30, 2003, up 10 percent from $97.5 billion as of March 31, 2003, and up 28 percent from $84.2 billion as of June 30, 2002.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for second quarter 2003 were a record $12.1 million, compared to $3.9 million for the same period in 2002. (For the quarter ended June 30, 2002, segment results include a loss of $0.7 million for BT Financial Group.2) Principal International, which consists of the company's asset accumulation businesses outside the U.S., had second quarter operating earnings of $12.1 million, compared to $4.6 million for the same period in 2002. Principal International's earnings growth primarily reflects increased earnings from its Mexico AFORE and Brazil operations.

Operating revenues for the segment were $113.0 million for second quarter 2003, compared to $93.6 million for the same period last year.

Assets under management for the segment were $5.8 billion as of June 30, 2003, compared to $4.9 billion as of March 31, 2003, and compared to $22.8 billion as of June 30, 2002. An $18.6 billion decrease from second quarter 2002 is attributable to the sale of substantially all of BT Financial Group. Assets under management for Principal International increased 38 percent compared to June 30, 2002.

LIFE AND HEALTH INSURANCE

Operating earnings for second quarter 2003 were a record $62.9 million, compared to $61.7 million for the same period in 2002. This increase was largely the result of improved loss ratios within group medical and dental/vision businesses.

Operating revenues were $1,001.8 million for the quarter, compared to $984.5 million for the same period in 2002, largely as a result of increases within the group disability and group medical operations. As expected, operating revenues were relatively flat in the life business, as the company has shifted marketing emphasis in recent years from traditional premium-based products to fee-based universal life and variable universal life products. Unlike traditional premium-based products, universal life and variable universal life premium is not reported as GAAP revenue.

MORTGAGE BANKING

Operating earnings for second quarter 2003 were $45.1 million compared to $24.8 million for the same period in 2002. Production earnings continued to be very strong during the second quarter at $133.8 million, compared to $11.4 million for the same period in 2002, due to increased mortgage loan production volume and higher margins. Servicing generated a loss of $88.7 million during the second quarter, compared to earnings of $13.4 million for the same period in 2002. The second quarter 2003 loss from servicing reflects: a $48.7 million loss from model refinements impacting the mortgage servicing rights valuation; a $59.1 million loss from other impairments of mortgage servicing rights (net of hedges); and $19.1 million of earnings from servicing operations, which includes $6.8 million after-tax from the sale of servicing.

Mortgage loan production was a record $17.1 billion in the second quarter 2003 compared to $9.1 billion in the year earlier period. At $115.4 billion as of June 30, 2003, the servicing portfolio also continued to grow at a solid pace during the quarter, up $2.1 billion from March 31, 2003, and up $18.9 billion compared to June 30, 2002.

Operating revenues increased 116 percent to a record $452.5 million for the quarter, compared to $209.7 million for the same period last year. Production revenues increased $212.5 million, or 372 percent, and servicing revenues increased $30.3 million, or 20 percent, from the same quarter a year ago.

CORPORATE AND OTHER

Operating losses for second quarter 2003 were $10.4 million, compared to operating losses of $6.0 million for the same period in 2002. The decline was primarily the result of lower investment yields in second quarter 2003 compared to the same period a year ago.

FORWARD LOOKING AND CAUTIONARY STATEMENTS
This press release contains forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, and management's beliefs, expectations, goals and opinions. These statements are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2002, and in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation: competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; foreign currency exchange rate fluctuations; and investment portfolio risks.

OUTLOOK FOR THIRD QUARTER AND FULL YEAR 2003
Based on estimated net realized capital losses of $30 million after-tax in the third quarter and of $130 million for 2003, the company expects third quarter 2003 net income to range from $0.50 to $0.53 per diluted share and 2003 net income to range from $2.05 to $2.10 per diluted share. Other items that we are unable to predict could significantly affect net income, such as changes to laws, regulations, or accounting standards, or gains or losses from discontinued operations. The company expects third quarter 2003 operating earnings to range from $0.59 to $0.62 per diluted share and 2003 operating earnings to range from $2.45 to $2.50 per diluted share. These estimates include the impact of expensing employee stock options and the employee stock purchase plan of approximately 5 cents a share in 2003 and additional pension benefit expense of approximately 11 cents a share in 2003. These expectations are based on certain assumptions, including domestic equity market performance improvement, from June 30, 2003, of roughly two percent per quarter for the remainder of the year.

SHARE REPURCHASES
In November 2002, the board of directors authorized a repurchase program of up to $300 million of our outstanding common stock. During the first six months of 2003, the company repurchased approximately 10.3 million shares for $300 million at an average price per share repurchased of $29.14. As of June 23, 2003, we had completed this program. In May 2003, the board of directors authorized a new repurchase program of up to $300 million of our outstanding common stock. No shares were repurchased during second quarter 2003 under this new program.

STOCK OPTIONS
As communicated in the third quarter 2002 earnings release, The Principal began expensing employee stock options and the employee stock purchase plan, retroactive to January 1, 2002. This resulted in an after-tax expense of $4.7 million for the three months ended June 30, 2003, and $7.4 million for the six months ended June 30, 2003, with no corresponding expense during the same periods of 2002.

EARNINGS CONFERENCE CALL
At 9:00 A.M. (CST) tomorrow, Chairman, President and CEO J. Barry Griswell and Executive Vice President and CFO Mike Gersie will lead a discussion during a live conference call. Parties interested in listening to the conference call live may access the call by accessing the webcast on the Principal Financial Group Investor Relations (IR) website (www.principal.com/investor) or by dialing
(800) 374-1609 (US callers) or (706) 643-7701 (International callers) approximately 10 minutes prior to the start of the call. To access the call, leader name is Tom Graf. Listeners can access an audio replay of the call on the IR website, or by calling (800) 642-1687 (US callers) or (706) 645-9291 (International callers). The access code for the replay is 1449098. Replays will be available through August 12, 2003. The financial supplement is currently available on our website and will be referred to during the conference call.

ABOUT THE PRINCIPAL FINANCIAL GROUP

The Principal Financial Group(R) (The Principal (R))3 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance and mortgage banking through its diverse family of financial services companies. More employers choose the Principal Financial Group for their 401(k) plans than any other bank, mutual fund, or insurance company in the United States4. A member of the Fortune 500, the Principal Financial Group has $128.0 billion in assets under management5 and serves some 13 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit WWW.PRINCIPAL.COM.

                                      # # #

         SUMMARY OF SEGMENT AND PRINCIPAL FINANCIAL GROUP, INC. RESULTS

                                                                OPERATING EARNINGS* (LOSS) IN MILLIONS

                                            SEGMENT
---------------------------------------------------- ------------------------------ ------------------------------
                                                          THREE MONTHS ENDED,             SIX MONTHS ENDED,
                                                     ------------------------------ ------------------------------
                                                        6/30/03         6/30/02        6/30/03        6/30/02
---------------------------------------------------- --------------- -------------- -------------- ---------------
             U.S. ASSET MANAGEMENT AND ACCUMULATION       $108.2         $102.1         $205.7          $202.3
---------------------------------------------------- --------------- -------------- -------------- ---------------
    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
                                                            12.1            3.9           18.7             5.1
---------------------------------------------------- --------------- -------------- -------------- ---------------
                          LIFE AND HEALTH INSURANCE         62.9           61.7          122.0           116.0
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                   MORTGAGE BANKING         45.1           24.8           97.4            51.3
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                CORPORATE AND OTHER        (10.4)          (6.0)         (15.4)           (5.7)
---------------------------------------------------- --------------- -------------- -------------- ---------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)        217.9          186.5          428.4           369.0
---------------------------------------------------- --------------- -------------- -------------- ---------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED        (15.3)         (70.1)         (69.4)           (6.9)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                        OTHER AFTER-TAX ADJUSTMENTS         (0.4)           3.8           (1.1)         (276.8)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                       NET INCOME**       $202.2         $120.2         $357.9          $ 85.3
------------------------------------------------------------------------------------------------------------------

                                                                          PER DILUTED SHARE
                                                     ------------------------------ ------------------------------
                                                          THREE MONTHS ENDED,             SIX MONTHS ENDED,
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                                        6/30/03         6/30/02        6/30/03        6/30/02
---------------------------------------------------- --------------- -------------- -------------- ---------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)      $0.67          $ 0.52          $1.30          $1.03
---------------------------------------------------- --------------- -------------- -------------- ---------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED      (0.05)          (0.18)         (0.21)         (0.02)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                        OTHER AFTER-TAX ADJUSTMENTS        -               -              -            (0.77)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                         NET INCOME      $0.62          $ 0.34          $1.09          $0.24
---------------------------------------------------- --------------- -------------- -------------- ---------------
        WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
                                                        327.4           357.3          329.6          359.0
---------------------------------------------------- --------------- -------------- -------------- ---------------

*OPERATING EARNINGS VERSUS U.S. GAAP (GAAP) NET INCOME
Management uses operating earnings, which excludes the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, determining employee compensation, and evaluating performance on a basis comparable to that used by securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments we believe are not indicative of overall operating trends. Note: after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of our businesses.

** Net income for the three months ended June 30, 2003 reflects net realized/unrealized capital losses of $15.3 million, which includes $23.5 million in credit losses stemming from impairments and credit impaired sales, as well as $(0.4) million in other after-tax adjustments from discontinued operations. Net income for the three months ended June 30, 2002 reflects net realized capital losses of $70.1 million, primarily made up of credit losses stemming from impairments and credit impaired sales of $111.7 million, as well as $3.8 million in other after-tax adjustments from discontinued operations.


                               PRINCIPAL FINANCIAL GROUP, INC.
                                  RESULTS OF OPERATIONS
                                     (IN MILLIONS)
--------------------------------------------------------------------------------------------------------------
                                                          THREE MONTHS ENDED                SIX MONTHS ENDED
                                                 ---------------- --------------- --------------- ---------------
                                                     6/30/03         6/30/02         6/30/03         6/30/02
                                                 ---------------- --------------- --------------- ---------------
   Premiums and other considerations                   $   876.6      $  1,166.6      $  1,782.1      $  2,052.3
   Fees and other revenues                                 689.0           437.2         1,321.0           870.1
   Net investment income                                   857.7           823.2         1,693.7         1,634.3
   Net realized/unrealized capital gains                   (10.9)          (91.5)          (87.6)            6.6
        (losses)                                 ---------------- --------------- --------------- ---------------
   TOTAL REVENUES                                        2,412.4         2,335.5         4,709.2         4,563.3
                                                 ---------------- --------------- --------------- ---------------

   Benefits, claims, and settlement expenses             1,187.8         1,507.9         2,383.0         2,711.1
   Dividends to policyholders                               73.9            79.5           154.0           161.9
   Operating expenses                                      865.6           599.8         1,664.9         1,192.0
                                                 ---------------- --------------- --------------- ---------------
   TOTAL EXPENSES                                        2,127.3         2,187.2         4,201.9         4,065.0
                                                 ---------------- --------------- --------------- ---------------
   Income from continuing operations before
        income taxes                                       285.1           148.3           507.3           498.3
   Income taxes                                             82.5            31.9           148.3           138.2
                                                 ---------------- --------------- --------------- ---------------
   Income from continuing operations, net of
        taxes                                              202.6           116.4           359.0           360.1

   Income (loss) from discontinued operations,
        net of taxes                                        (0.4)            3.8           (1.1)             6.1
                                                 ---------------- --------------- --------------- ---------------
   Income before cumulative effect of
        accounting change                                  202.2           120.2           357.9           366.2
   Cumulative effect of accounting change, net
        of taxes                                              -               -               -           (280.9)
                                                 ---------------- --------------- --------------- ---------------
   NET INCOME                                          $   202.2      $    120.2      $    357.9      $     85.3

   Less:
   Net realized/unrealized capital gains
        (losses), as adjusted                              (15.3)          (70.1)          (69.4)           (6.9)
   Other after-tax adjustments                              (0.4)            3.8            (1.1)         (276.8)
                                                 ---------------- --------------- --------------- ---------------
   OPERATING EARNINGS                                  $   217.9      $    186.5      $    428.4      $    369.0
                                                 ================ =============== =============== ===============

                        SELECTED BALANCE SHEET STATISTICS

                                                                          PERIOD ENDED
                                                     ------------------------------------------------------------
                                                            6/30/03          12/31/02                 6/30/02
                                                     --------------------- -------------------- -----------------
  Total assets (in billions)                              $    98.6            $    89.9             $    90.2
  Total equity (in millions)                              $ 7,539.0            $  6,657.2            $ 6,670.1
  Total equity excluding accumulated other
       comprehensive income (in millions)                 $ 6,118.4            $ 6,021.4             $ 6,507.1
  End of period shares outstanding (in millions)              325.1                334.4                 351.4
  Book value per share                                    $    23.19           $    19.91            $    18.98
  Book value per share excluding accumulated other
      comprehensive income                                $    18.82           $    18.01            $    18.52


                         PRINCIPAL FINANCIAL GROUP, INC.
           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP
                       (IN MILLIONS, EXCEPT AS INDICATED)

                                                                  THREE MONTHS ENDED            SIX MONTHS ENDED
                                                             ---------------------------     -----------------------
                                                                6/30/03          6/30/02        6/30/03       6/30/02
                                                             -------------- -------------- ------------- -------------
DILUTED EARNINGS PER SHARE:
Operating Earnings                                                    0.67           0.52          1.30        1.03
Net realized/unrealized capital gains/(losses)                       (0.05)         (0.18)        (0.21)      (0.02)
Other after-tax adjustments                                            -              -             -         (0.77)
                                                             -------------- -------------- ------------- -------------
Net income                                                            0.62           0.34          1.09        0.24
                                                             ============== ============== ============= =============

BOOK VALUE EXCLUDING OTHER COMPREHENSIVE INCOME:
Book value excluding other comprehensive income                      18.82          18.52         18.82       18.52
Net unrealized capital gains/(losses)                                 4.83           1.22          4.83        1.22
Foreign currency translation                                         (0.46)         (0.76)        (0.46)      (0.76)
                                                             -------------- -------------- ------------- -------------
Book value including other comprehensive income                      23.19          18.98         23.19       18.98
                                                             ============== ============== ============= =============

OPERATING REVENUES:
USAMA                                                               869.0        1,135.7       1,755.0     1,997.8
IAMA                                                                113.0           93.6         189.8       169.5
Life and Health                                                   1,001.8          984.5       2,014.1     1,963.0
Mortgage Banking                                                    452.5          209.7         857.0       418.4
Corporate and Other                                                 (6.2)            6.7          (6.9)       17.2
                                                             -------------- -------------- ------------- -------------
Total operating revenues                                          2,430.1        2,430.2       4,809.0     4,565.9
Net realized/unrealized capital gains (losses)                      (17.7)         (94.7)        (99.8)       (2.6)
                                                             -------------- -------------- ------------- -------------
Total GAAP revenues                                               2,412.4        2,335.5       4,709.2     4,563.3
                                                             ============== ============== ============= =============
OPERATING EARNINGS:
USAMA                                                               108.2          102.1         205.7       202.3
IAMA                                                                 12.1            3.9          18.7         5.1
Life and Health                                                      62.9           61.7         122.0       116.0
Mortgage Banking                                                     45.1           24.8          97.4        51.3
Corporate and Other                                                 (10.4)          (6.0)        (15.4)       (5.7)
                                                             -------------- -------------- ------------- -------------
Total operating earnings                                            217.9          186.5         428.4       369.0
Net realized/unrealized capital gains (losses)                      (15.3)         (70.1)        (69.4)       (6.9)
Other after-tax adjustments                                          (0.4)           3.8          (1.1)     (276.8)
                                                             -------------- -------------- ------------- -------------
Net income                                                          202.2          120.2         357.9        85.3
                                                             ============== ============== ============= =============



NET REALIZED/UNREALIZED CAPITAL GAINS (LOSSES):
Total net realized/unrealized capital gains (losses)                (15.3)         (70.1)        (69.4)       (6.9)
Add:
Amortization of DPAC                                                  0.4           (1.4)         (3.3)      (12.3)
Capital gains distributed                                             3.5           21.8           1.9        21.8
Tax impacts                                                          (5.9)         (45.0)        (28.7)       (5.2)
Minority interest capital losses                                     (0.4)             -          (0.3)         -
Less:
Unearned front-end fee income                                        (0.1)           1.4           4.3         4.0
Certain market value adjustments to fee revenues                     (6.7)          (4.6)        (16.5)      (13.2)
                                                             -------------- -------------- ------------- -------------

GAAP net realized/unrealized capital gains (losses)                 (10.9)         (91.5)        (87.6)        6.6
                                                             ============== ============== ============= =============

OTHER AFTER TAX ADJUSTMENTS:
Demutualization expenses                                               -              -             -         (2.0)
SFAS142 implementation                                                 -              -             -       (280.9)
Discontinued operations                                              (0.4)           3.8          (1.1)           6.1
                                                             -------------- -------------- ------------- -------------
Total other after-tax adjustments                                    (0.4)           3.8          (1.1)       (276.8)
                                                             ============== ============== ============= =============



--------
1 We use a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While such measures are consistent with measures utilized by investors to evaluate performance, they are not a substitute for U.S. GAAP financial measures. Therefore, we have provided reconciliations of the non-GAAP financial measures, including consolidated operating earnings and consolidated operating revenues, to the most directly comparable U.S. GAAP financial measure at the end of the release. We adjust U.S. GAAP financial measures for items not directly related to ongoing operations. However, it is possible that these adjusting items have occurred in the past and could recur in the future. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by securities analysts.

2 As a result of the sale of substantially all of BT Financial Group, which closed on October 31, 2002, the operating earnings of BT reflect only the corporate overhead expenses allocated to BT. This treatment is pursuant to Statement of Accounting Standard No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"). Under SFAS 144, all revenues and expenses (excluding allocated corporate overhead) are reported as discontinued operations. Therefore, second quarter 2002 results for BT reflect three months of allocated expenses with no corresponding activity in 2003.

3 "The Principal Financial Group" and "The Principal" are registered trademarks referring to Principal Financial Group, Inc.

4 CFO Magazine, April/May 2003, based on total plans served in 2002 by insurance companies, banks and investment firms.

5 As of June 30, 2003